                                                                   EXHIBIT 99.02

                     CORPORATE GOVERNANCE GUIDELINES OF THE
                       FEDERAL HOME LOAN BANK OF NEW YORK

              Adopted by the Board of Directors on October 21, 2004

1. INTRODUCTION

The Board of Directors ("Board") of the Federal Home Loan Bank of New York, acting on the recommendation of its Corporate Governance Committee, has adopted the following guidelines in furtherance of its continuing efforts to enhance its corporate governance. The Board's Corporate Governance Committee is charged with reviewing these guidelines on an annual basis and recommending revisions for the Board's consideration and approval as may be deemed necessary and appropriate.

2. COMPOSITION OF THE BOARD

The FHLBNY Board currently consists of seventeen members. Six directors are appointed by the Federal Housing Finance Board ("Finance Board"), an independent agency in the executive branch of the United States Government responsible for the regulation and supervision of the FHLBanks. The remaining eleven directorships are filled through annual statewide elections conducted by the FHLBNY. These elections, which are overseen by the Corporate Governance Committee, are administered in strict accordance with the election rules contained in the Bank Act and FHFB regulations. (The FHLBNY is not, under the Bank Act, permitted to have any "management directors".)

3. DIRECTOR QUALIFICATION STANDARDS

In accordance with the Bank Act and FHFB regulations, each elective director must be a United States citizen and an officer or director of a member institution that is located in the state represented by the directorship. Elective directors must certify annually to the FHLBNY that they meet and will continue to meet all applicable eligibility requirements. An elective director must also represent a member institution that meets all of its applicable minimum regulatory capital requirements as established by its regulatory agency. In accordance with the provisions of the Bank Act, the FHFB, in its sole discretion, selects all appointive directors.

4. TERM LIMITS

Pursuant to FHFB regulations, appointed directors serve three-year terms commencing January 1 of the year of their appointment. Elected directors also serve three-year terms commencing January 1 of the year following the election. Elected directors may serve for up to three consecutive three-year terms.

5. CHAIR AND VICE CHAIR OF THE BOARD

The Chair and Vice Chair of the Board are elected by a majority of all the Directors of the FHLBNY. The term of office of the Chair and Vice Chair is two years.

6. CONDUCT OF BOARD MEETINGS

The FHLBNY's Board meets at least nine times a year, usually on the third Thursday. Occasionally, special meetings are convened between regular meetings of the Board. Most Board meetings take place in the Boardroom located at the FHLBNY's headquarters in New York City. Agenda material is provided to each Director approximately one week prior to meetings.

7. COMMITTEES OF THE BOARD

The FHLBNY's Board, in addition to having an Executive Committee, has five other standing Committees: Audit, Compensation and Human Resources, Corporate Governance, External Affairs, and Housing. From time to time, ad hoc committees may be created. The committee structure is designed to permit smaller bodies of the Board to conduct a detailed review of complex matters. The Committees report, and make recommendations, to the full Board. Committee meetings are conducted at the same location as the full Board meeting, though not necessarily on the same date. The Charters of the various Committees can be found at the Corporate Governance section of the FHLBNY's public web site -- http://www.fhlbny.com/corporate_governance/governance.htm.

8. DIRECTOR RESPONSIBILITIES

The duties and responsibilities of the FHLBNY's directors are set forth in the FHFB's regulations located at 12 C.F.R. 917. (A copy of these regulations can be found at the Corporate Governance section of the FHLBNY's public web site.) In particular, each Bank director has the duty to:

      - Carry out his or her duties as director in good faith, in a manner such director believes to be in the best interests of the Bank, and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances;

      - Administer the affairs of the Bank fairly and impartially and without discrimination in favor of or against any member;

      - At the time of appointment or election, or within a reasonable time thereafter, have a working familiarity with basic finance and accounting practices, including the ability to read and understand the Bank's balance sheet and income statement and to ask substantive questions of management and the internal and external auditors; and

      - Direct the operations of the Bank in conformity with the requirements set forth in the Federal Home Loan Bank Act and the FHFB's regulations.

9. CEO PERFORMANCE EVALUATION AND COMPENSATION

The Compensation and Human Resources Committee, with feedback from other Board Committees and the Board Chair, will annually measure the Chief Executive Officer's ("CEO") performance against his or her goals and objectives. The Compensation and Human Resources Committee's rating of the CEO's performance will be reported to the Board and then shared by the Chair of the Compensation and Human Resources Committee with the CEO. The Compensation and Human Resources Committee shall also approve any adjustments to the compensation level of the CEO and report any such actions to the full Board.

10. DIRECTOR COMPENSATION

The Board has established a Director Compensation Policy covering compensation matters and rules for the reimbursement of expenses. This Policy follows the strict compensation guidelines that are included in the Bank Act and FHFB regulations. The Policy is reviewed yearly by the Corporate Governance Committee and any recommendations for changes are forwarded to the Board for their review and consideration. (Neither Directors nor employees may own any stock in the FHLBNY).

11. EXPECTATIONS FOR DIRECTORS

The Board expects that each Director will:

      - attend all Board meetings (and, if on a Committee, all meetings of such Committee);

      -     review the material sent by management prior to the meetings;

      -     participate actively in the discussions which occur at meetings;

      - ask questions of management and other FHLBNY employees if clarification is needed;

      - be familiar with the Bank's Code of Business Conduct and Ethics (which can be found at the Corporate Governance section of the FHLBNY's public web site) and, in accordance with that Code, take steps to avoid any action that might be perceived as a conflict of interest.

12. EVALUATING BOARD PERFORMANCE

The Board's Corporate Governance Committee is, in accordance with its charter, responsible for conducting an annual assessment of Board performance in order to determine whether the Board is functioning effectively. The assessment will focus on the Board's contribution to the Company and on areas in which the Directors believe the Board could potentially enhance its performance. With respect to how the assessment process will be managed, each Director will be asked for his/her input by the Chair of the Corporate Governance Committee. The Chair will then compile the results and summarize the findings for the full Board.

13. DIRECTOR ACCESS TO MANAGEMENT AND INDEPENDENT ADVISORS

In discharging their duties, Directors may rely on the reports and advice of the FHLBNY's management, counsel, accountants, auditors and other expert advisors. The Board also has the authority to hire independent legal, financial or other advisors as deemed necessary.

14. DIRECTOR ORIENTATION AND CONTINUING EDUCATION

All new directors must participate in the Company's New Director Orientation Program ("Orientation Program"). This orientation will be conducted as soon as reasonably practicable after election or appointment. This orientation will include presentations by the Management Committee to help familiarize new directors with the Company's business and strategic plans, its significant financial, accounting and risk management issues, its Code of Business Conduct and Ethics, its organizational structure, and its internal and independent auditors. Any sitting Directors may attend the Orientation Program.

Directors are encouraged to participate in continuing director education. In this regard, FHLBNY management provides, or arranges for, seminars from time to time on various topic of interest. These seminars may occur during the course, or outside, of regular Board meetings.

      QUESTIONS ABOUT THESE GUIDELINES CAN BE DIRECTED TO FHLBNY CORPORATE
                  SECRETARY BARBARA SPERRAZZA AT 212-441-6819.

                                       3